Exhibit 12.1

Ross Law Group, pllc

33 West 60th Street

New York, NY 10023

United States

Tel: +1 212 379 6750

www.RossLawGroup.co

Gary J. Ross, Esq.	Email: Gary@RossLawGroup.co

 June 24, 2021

Robot Cache US Inc.

5910 Pacific Center Boulevard, Suite 310

San Diego, CA 92121

Re:	Robot Cache US Inc. - Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Robot Cache US Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer and sale (the “Offering”) of up to 49,504,950 units (the “Units”) that are the subject of the Company’s Offering Statement on Form 1-A (as amended, the “Offering Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Regulation A (“Regulation A”) under the Securities Act of 1933 (the “Securities Act”). Each Unit consists of two shares of the Company’s common stock, par value $0.001 per share, and one warrant to purchase one share of such common stock at an exercise price of $1.00 per share. Such shares and such warrants, as components of the Units, are referred to in this opinion letter, in the aggregate, as the “Shares” and the “Warrants,” respectively. Our opinion of March 31, 2021 covered matters with respect to, inter alia, the 16,501,650 Units (the “Initial Sale Units”) initially offered for sale (when the Offering commenced on March 31, 2021) and actually sold before the date hereof. The Company is filing a post-qualification amendment to the Offering Statement (that amendment, the “Amended Offering Statement”) to increase the number of Units to be offered for sale in the Offering to 49,504,950, as noted above, from the 16,501,650 that correspond to the Initial Sale Units. This opinion relates (i) to the Units (the “New Units”) other than the Initial Sale Units and (ii) to the Shares (the “New Shares”) and Warrants (the “New Warrants”) related to the New Units.

In connection with the opinions expressed herein, we have examined the originals, or certified, conformed or reproduction copies, of all such agreements, instruments, documents and records as we have deemed relevant or necessary for purposes of such opinions, including, without limitation: (i) the Amended Offering Statement; (ii) the certificate of incorporation and bylaws of the Company, each as amended to date; (iii) the form of Warrant included as an exhibit to the Amended Offering Statement; (iv) the form of subscription agreement included as an exhibit to the Amended Offering Statement and relating to the Units, the Shares, and the Warrants (the “Subscription Agreement”); and (v) resolutions adopted by the board of directors (and, where appropriate, the stockholders) of the Company (either at meetings or by unanimous written consent) approving the Company’s filing of the Amended Offering Statement, the Company’s offer and sale of the New Units, the Company’s issuance of the New Shares, and the Company’s entry into the New Warrants. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity (with the originals) of all documents submitted to us as copies, the genuineness of all signatures on the originals, and the legal competence of all signatories to the originals. As to various questions of fact relevant to our opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The New Shares are duly authorized and, when issued, delivered and paid for in the manner described in the Amended Offering Statement and the Subscription Agreement, will be validly issued, fully paid and nonassessable.

2.	On the date on which the Amended Offering Statement is qualified by the Commission (the “Amendment Qualification Date”), the offer and sale of the Warrants in the manner described in the Amended Offering Statement and the Subscription Agreement will have been duly authorized by the Company by all requisite corporate action. When offered and sold in that manner, the New Warrants will be legal, valid and binding obligations of the Company, enforceable against it in accordance with the New Warrants’ terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and limitations on the availability of equitable remedies.

3.	On the Amendment Qualification Date, the offer and sale of the Units in the manner described in the Amended Offering Statement and the Subscription Agreement will have been duly authorized by the Company by all requisite corporate action.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that any such other laws may have on the opinions expressed herein.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of Regulation A, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion as an exhibit to the Amended Offering Statement and each amendment thereto that relates to the Offering and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Amended Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur after the date hereof.

If you have any questions about this opinion letter, please do not hesitate to contact us.

Sincerely yours,

/s/ Gary J. Ross, on behalf of Ross Law Group, PLLC
Gary J. Ross, Esq.